Exhibit 99.1

INmune Bio Announces $13.0 Million Registered Direct Offering

Boca Raton, Florida, Sept. 12, 2024 (GLOBE NEWSWIRE) -- INmune Bio Inc. (Nasdaq: INMB) (the “Company” or “INmune Bio”), a clinical- stage inflammation and immunology company focused on developing treatments that harness a patient’s innate immune system to fight disease, today announced it has entered into securities purchase agreements with new and existing institutional investors and certain directors and officers and employees of the Company (the directors and officers and employees herein referred to as the “Insiders”), for the purchase and sale of 2,341,260 shares of its common stock and warrants to purchase up to an aggregate of 2,341,260 shares of common stock at a combined purchase price per share and accompanying warrant of $5.50 for the institutional investors, and $6.50 per share and accompanying warrant for the Insiders, pursuant to a registered direct offering. The warrants will be exercisable commencing six months from the date of issuance at a price of $6.40 per share and will expire five years from the initial exercise date. The warrant term may be subject to acceleration following the satisfaction of certain conditions. In the case of Insiders that participated in the offering, if the warrant termination date is on a blackout date, then the Insiders will have an additional 60 days from the termination of the blackout date to exercise the warrant.

The gross proceeds of the offering will be approximately $13.0 million before deducting placement agent fees and other estimated offering expenses. The closing of the offering is expected to take place on or about September 16, 2024, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes.

A.G.P./Alliance Global Partners is acting as sole placement agent for the offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-279036) previously filed with the

U.S. Securities and Exchange Commission (the “SEC”) and declared effective on August 7, 2024. A prospectus supplement describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About INmune Bio

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. XPRO, the first of several DN-TNF products, is in clinical trials to determine if it can treat patients with Mild Alzheimer’s disease. Additional therapeutic indications including treatment-resistant depression and oncology will be pursued when resources allow. The Natural Killer Cell Priming Platform includes INKmune™, a therapy developed to prime a patient’s NK cells to treat patients with cancer. INKmune uses a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies. The INKmune trial is enrolling patients into a US Phase I/II trial in men with metastatic castrate resistant prostate cancer. To learn more, please visit www.inmunebio.com.

Forward-Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 including but not limited statements related to the expected timing of the closing and the intended use of proceeds. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO (858) 964-3720

info@inmunebio.com

Investor Contact:

Mike Moyer

Managing Director – LifeSci Advisors mmoyer@lifesciadvisors.com